EXHIBIT 4.1

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY FINANCE DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY FINANCE DOCUMENT TO AN AUSTRIAN ADDRESSEE.

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of March 5, 2008, among MAGYAR TELECOM B.V., a private company with limited liability incorporated under the laws of The Netherlands (the “Issuer”), INVITEL TELECOM KFT., (“Tele2”) and MEMOREX TELEX COMMUNICATIONS AG (“Memorex AG”), and together with Tele2, the “New Subsidiary Guarantors”, and together with the Existing Subsidiary Guarantors (defined below), the “Subsidiary Guarantors”) and The Bank of New York, a New York banking corporation (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, Invitel Távközlési Szolgáltató ZRt. (“Invitel”, renamed Invitel Távközlési Zrt. effective January 1, 2008) and V-holding Tanácsadó ZRt. (“V-holding”) have heretofore executed and delivered to The Bank of New York, as trustee, registrar, transfer agent and principal paying agent (the “Trustee”), and The Bank of New York (Luxembourg) S.A., as Luxembourg paying agent and transfer agent (the “Luxembourg Paying Agent”), (a) an indenture (the “Original Indenture”), dated as of August 6, 2004, providing for the issuance of an initial aggregate principal amount of €142,000,000 10 3/ 4% Senior Notes due 2012 (the “Notes”), (b) a first supplemental indenture to the Original Indenture, dated as of May 23, 2006, pursuant to which Euroweb Internet Szolgáltató ZRt. (“Euroweb Hungary”) became a Subsidiary Guarantor (as defined in the Original Indenture) (the “First Supplemental Indenture”), (c) a second supplemental indenture to the Original Indenture, dated as of September 29, 2006, pursuant to which S.C. Euroweb Romania S.A. (“Euroweb Romania”) became a Subsidiary Guarantor (the “Second Supplemental Indenture”), (d) a third supplemental indenture to the Original Indenture, dated as of March 9, 2007, pursuant to which certain amendments were made to the Original Indenture further to securing the requisite consents from the Holders of the Notes (the “Third Supplemental Indenture”), (e) a fourth supplemental indenture to the Original Indenture, dated as of April 27, 2007, pursuant to which each of PanTel Távközlési Kft. (“PanTel”), PanTel Technocom Kft. (renamed Invitel Technocom Kft. effective January 1, 2008, “Invitel Technocom”) and Hungarotel Távközlési ZRt. (“Hungarotel”) became a Subsidiary Guarantor (the “Fourth Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”);

WHEREAS, upon consummation of the acquisition of Tele2 by the Issuer and its subsidiaries, Tele2 became a Restricted Subsidiary of the Issuer;

WHEREAS, upon consummation of the acquisition by Invitel of 95.65% of the issued share capital of Memorex AG pursuant to a share purchase agreement dated December 20, 2007, Memorex AG became a Restricted Subsidiary of the Issuer;

WHEREAS, effective January 1, 2008, V-holding, Euroweb Hungary, PanTel and Hungarotel were merged into Invitel in compliance with Section 5.01 of the Indenture, and thereafter the Subsidiary Guarantors were comprised of Invitel, Invitel Technocom and Euroweb Romania (the “Existing Subsidiary Guarantors”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Trustee and the Existing Subsidiary Guarantors may, and are authorized to, amend or supplement the Indenture (without the consent of any Holder of the Notes) to add Tele2 and Memorex AG as Subsidiary Guarantors under the Indenture;

WHEREAS, pursuant to Section 10.01 of the Indenture, each of the Existing Subsidiary Guarantors is deemed to have agreed to the extension of its respective Obligations (as defined in the Indenture), including those contemplated by this Fifth Supplemental Indenture, without notice or further assent from such Subsidiary Guarantor; and each of the Issuer and each New Subsidiary Guarantor has duly authorized the execution and delivery of this Fifth Supplemental Indenture and has done all things necessary to make this Fifth Supplemental Indenture a valid agreement in accordance with its terms;

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Fifth Supplemental Indenture and the Issuer has delivered or caused to be delivered, to the Trustee an Officer’s Certificate and Opinion of Counsel in connection herewith; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the New Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Representations. Each of the Issuer and each New Subsidiary Guarantor represents and warrants as follows:

(a)	it is a legal entity duly incorporated and validly existing under the laws of the jurisdiction of its organization;

(b)	it has all requisite organizational power and authority to enter into and perform its obligations under this Fifth Supplemental Indenture;

(c)	this Fifth Supplemental Indenture has been duly authorized, executed and delivered by it and it is a legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(d)	the Indenture constitutes its legal and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors’ rights generally; and

(e)	immediately after giving effect to this Fifth Supplemental Indenture, no Event of Default (or event or circumstances which, with the giving of notice or the passage of time or both, would constitute an Event of Default) shall have occurred and be continuing.

3. Agreement to be Bound. As of the date hereof, each of the New Subsidiary Guarantors, by its execution of this Fifth Supplemental Indenture, hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all the obligations and agreements of a Subsidiary Guarantor under the Indenture. Each of the New Subsidiary Guarantors agrees to be bound by the terms and provisions of the Indenture applicable to a Subsidiary Guarantor, including but not limited to Article 10 thereof, and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture, as if a party to the Indenture on the date of its execution.

4. Guarantee. Pursuant to Section 10.09 of the Indenture, each of the New Subsidiary Guarantors hereby provides a Guarantee of the Notes, and becomes a “Subsidiary Guarantor” for purposes of the Notes and the Indenture, immediately upon the execution and delivery of this Fifth Supplemental Indenture.

5. Limitation and Effectiveness of Guarantee. Pursuant to Section 10.04 of the Indenture, the respective Guarantee of each of the New Subsidiary Guarantors is limited to an amount not to exceed the maximum amount that can be guaranteed by such New Subsidiary Guarantor without rendering such Guarantee voidable or unenforceable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

6. Limitation of Guarantee of Memorex AG. Notwithstanding anything contrary to this Fifth Supplemental Indenture, the Indenture and the Notes, the obligations of Memorex AG (including any aggregate amount payable by Memorex AG) under its Guarantee shall at all times be limited to the extent set forth in Schedule I to this Fifth Supplemental Indenture.

7. Agreement to Subordinate. Pursuant to Section 14.01 of the Indenture, each new Subsidiary Guarantor agrees and each holder of Notes by accepting a Note agrees, that all payments pursuant to the Guarantee made by or on behalf of each New Subsidiary Guarantor are subordinated to the extent and in the manner provided in Article Fourteen of the Indenture to all existing and future obligations of such New Subsidiary Guarantor under the Senior Debt of such New Subsidiary Guarantor and that such subordination is for the benefit of and enforceable by the holders of Senior Debt of such New Subsidiary Guarantor. The Guarantee of each New Subsidiary Guarantor shall in all respects rank senior in right of payment to any future Subordinated Debt of such New Subsidiary Guarantor.

8. Agreement to Waive. Each of the New Subsidiary Guarantors agrees to waive, and that it will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such New Subsidiary Guarantor under its Guarantee.

9. Release of Guarantee. Each Guarantee of the Notes created by this Fifth Supplemental Indenture will be automatically and unconditionally released and discharged upon the release by the holders of the Issuer’s Debt described in paragraph (a) of Section 4.13 of the Indenture of their Guarantee by the relevant New Subsidiary Guarantor (including any deemed release upon payment in full of all obligations under such Debt other than as a result of payment under such Guarantee) at a time when (i) no other Debt of the Issuer has been guaranteed by such New Subsidiary Guarantor, or (ii) the holders of all such other Debt that is guaranteed by such New Subsidiary Guarantor also release their Guarantee by such New Subsidiary Guarantor (including any deemed release upon payment in full of all obligations under such Debt other than as a result of payment under such Guarantee)

10. Governing Law. THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK. The Issuer and each New Subsidiary Guarantor agree to be bound by Section 13.09 of the Indenture with regard to any suit, action or proceeding against the Issuer or such New Subsidiary Guarantor brought by any Holder or the Trustee arising out of or based upon this Fifth Supplemental Indenture.

11. Notices. All notices and other communications to any of Tele2 or Memorex AG shall be given as provided in the Indenture to Tele2 or Memorex AG, as the case may be, at its address set forth below. No communication under or in connection with this Fifth Supplemental Indenture, the Indenture and the Notes shall be made to or from an address located inside of the Republic of Austria. The foregoing sentence applies mutatis mutandis to any communication made by fax, electronic message or in other written form.

12. Multiple Originals. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original but all such counterparts shall together constitute but one and the same Fifth Supplemental Indenture.

13. Headings. The Section headings herein have been inserted for convenience of reference only and shall not affect the construction hereof.

14. The Trustee. The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture and shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and each New Subsidiary Guarantor. The Issuer (failing which the Subsidiary Guarantors) agrees to indemnify the Trustee to the same extent as provided under the Indenture against any and all loss, liability or expense (including attorneys’ fees and expenses) incurred by it without willful misconduct, gross negligence or bad faith on its part arising out of or in connection with the execution of this Fifth Supplemental Indenture.

15. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby (the Indenture, as amended and supplemented by this Fifth Supplemental Indenture, the “Supplemental Indenture”). Any and all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Fifth Supplemental Indenture (whether or not made), unless the context shall otherwise require.

16. Successors. All covenants and agreements in this Fifth Supplemental Indenture by the parties hereto shall bind their successors.

17. Benefits of Fifth Supplemental Indenture. Subject to Section 6 (above), nothing in this Fifth Supplemental Indenture, the Indenture or the Notes, express or implied, shall give rise to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fifth Supplemental Indenture or the Notes.

18. Entire Agreement. This Fifth Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein. All other provisions of the Indenture which are not amended are expressly affirmed.

19. Austrian Stamp Duty. The parties agree that no original or certified copy of this Fifth Supplemental Indenture, the Indenture and the Notes shall be brought into the Republic of Austria. Furthermore, the parties hereto agree that (i) no party shall print out any e-mail communication which refers to any of this Fifth Supplemental Indenture, the Indenture and the Notes in Austria or (ii) send any e-mail communication carrying an electronic or digital signature which refers to any of this Fifth Supplemental Indenture, the Indenture and the Notes to an Austrian addressee. Nothing in this Section shall, however, prevent the Holders of the Notes and the Trustee on behalf of the Holders of Notes from bringing an original or a certified copy or any document constituting substitute documentation (Ersatzbeurkundung, rechtsbezeugende Beurkundung oder Bezugnahme auf eine Schrift) of this Fifth Supplemental Indenture, the Indenture and the Notes into the Republic of Austria if this is in connection with the enforcement of or the preservation of any rights, powers and remedies under any of this Fifth Supplemental Indenture, the Indenture and the Notes or any proceedings instituted by or against a Holder of the Notes or the Trustee on behalf of the Holders of Notes in connection therewith. In this respect each party agrees not to contest the validity of an uncertified copy of this Fifth Supplemental Indenture, the Indenture and the Notes in any proceedings relating to a dispute before any court, arbitral body or governmental authority in the Republic of Austria (“Proceedings”) unless any such uncertified copy actually introduced into evidence in any Proceeding does not accurately reflect the content of such original. The parties agree that the exclusive place of performance (Erfüllungsort) for all rights and obligations under this Fifth Supplemental Indenture, the Indenture and the Notes shall be at the registered office of the Trustee in New York or any other place reasonably designated by the Trustee but in any case a place outside the Republic of Austria, which in particular, but without limitation, means that the payment of all amounts, if any, under this Fifth Supplemental Indenture, the Indenture and the Notes must be made from and to, respectively, a bank account outside the Republic of Austria. It is expressly agreed between the parties hereto that any such performance within the Republic of Austria will not establish Austria as the place of performance and shall be deemed not effective with respect to any party hereto. Further, the parties hereto agree that the fulfilment of any contractual obligation under this Fifth Supplemental Indenture, the Indenture and the Notes within the Republic of Austria does not result in a discharge of debt.

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SCHEDULE I

Guarantee Limitations of Austrian Guarantor

1.	None of the obligations of any Subsidiary Guarantor established under the laws of Austria as a corporation (Gesellschaft mit beschränkter Haftung; Aktiengesellschaft) or as a limited partnership (Kommanditgesellschaft) with its general partners (Komplementäre) being corporations (an “Austrian Guarantor”) as Subsidiary Guarantor pursuant to this Fifth Supplemental Indenture, the Indenture and the Notes shall be construed to create any obligation on an Austrian Guarantor to act in violation of mandatory Austrian Capital Maintenance Rules (Kapitalerhaltungsvorschriften) (including any applicable rules on financial assistance) pursuant to Austrian company law (“Austrian Capital Maintenance Rules”), including without limitation Section 82 of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and Section 52 of the Austrian Act on Stock Corporations (Aktiengesetz), and all obligations of an Austrian Guarantor under this Fifth Supplemental Indenture, the Indenture and the Notes shall be limited in accordance with Austrian Capital Maintenance Rules. In the event that any obligation of an Austrian Guarantor under this Fifth Supplemental Indenture, the Indenture and the Notes infringes or contradicts Austrian Capital Maintenance Rules and is therefore held invalid or unenforceable, such obligation shall be deemed to be replaced by an obligation of a similar nature which is in compliance with Austrian Capital Maintenance Rules and which provides the best possible security interest in favour of the Holders of the Notes and the Trustee on behalf of the Holders of Notes and, if required by Austrian Capital Maintenance Rules, the amount payable by such Austrian Guarantor under this Fifth Supplemental Indenture, the Indenture and the Notes shall be reduced to such amount which is permitted pursuant to Austrian Capital Maintenance Rules. For the avoidance of doubt, it is noted that the Austrian Capital Maintenance Rules do not prevent or restrain an Austrian Guarantor from guaranteeing or providing security for the obligations of its direct or indirect subsidiaries.

2.	Notwithstanding any term or provision of this Schedule I or any other term or provision in this Fifth Supplemental Indenture, the Indenture and the Notes , any guarantee or indemnity given by an Austrian Guarantor is meant as and is to be interpreted as an abstract guarantee agreement (abstrakter Garantievertrag) and not as surety (Bürgschaft) or joint obligation as a borrower (Mitschuldnerschaft) and the Austrian Guarantor undertakes to pay the amounts due under or pursuant to this guarantee unconditionally, irrevocably, upon first demand and without raising any defences (unbedingt, unwiderruflich, auf erste Anforderung und unter Verzicht auf alle Einwendungen).

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

MAGYAR TELECOM B.V.

By:
Name:
Title:

INVITEL TELECOM KFT.

By:
Name:
Title:

By:
Name:
Title:

Address:
(c/o Invitel ZRt.)
2040 Budaörs,
Puskás Tivadar u. 8-10.
Telephone:
Telefax:
Attention of:

MEMOREX TELEX COMMUNICATIONS AG

By:
Name:
Title:

By:
Name:
Title:

Address:
(c/o Invitel ZRt.)
2040 Budaörs,
Puskás Tivadar u. 8-10. Telephone:
Telefax:
Attention of:

THE BANK OF NEW YORK

By:
Name:
Title: